Exhibit 10.1
TELEPHONE AND DATA SYSTEMS, INC.
2022 LONG-TERM INCENTIVE PLAN

2025 PERFORMANCE SHARE AWARD AGREEMENT

Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), hereby grants to the recipient of this award (the “Employee”) as of May 21, 2025 (the “Grant Date”), pursuant to the provisions of the Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), a Performance Share Award (the “Award”) with a target opportunity equal to the number of shares of Common Stock (the “Target Opportunity”) set forth in the “Portfolio Summary” section of the Employee’s Company on-line account with Shareworks (the “Award Summary”), upon and subject to the restrictions, terms and conditions set forth below. Depending on performance during the Performance Period (for all purposes of this Award Agreement, as defined in Exhibit A hereto), the Employee may be entitled under this Award Agreement to shares of Common Stock equal to a number that is greater or lesser than the Target Opportunity in accordance with Section 3 below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.    Award Subject to Acceptance.

The Award shall become null and void unless the Employee accepts the Award and this Award Agreement electronically by utilizing the Employee’s Company on-line account with Shareworks, which is accessed at www.shareworks.com/login (or via such other method as prescribed by the Company).

2.    Rights as Stockholder.

The Employee shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested and are issued pursuant to the terms of this Award Agreement and the Employee becomes a stockholder of record with respect to such shares. As of each date prior to the settlement of the Award on which the Company pays a regular cash dividend to record owners of shares of Common Stock (a “Dividend Date”), then the number of shares subject to the Award shall increase by (i) the product of the number of shares subject to the Award immediately prior to such Dividend Date (taking into account any adjustment pursuant to Section 3 and any cash dividend equivalents previously credited pursuant to this Section 2) multiplied by the dollar amount of the cash dividend paid per share of Common Stock on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date, with such amount rounded down to the nearest whole number. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3.    Performance-Based Adjustment.

(a) In General. The Award shall be adjusted pursuant to the terms of this Award Agreement and the Plan and based on the achievement of Performance Measures (for all purposes of this Award Agreement, as defined in accordance with Exhibit A hereto and determined in accordance with criteria approved by the Committee) during the Performance Period. Achievement of the Performance Measures shall be determined and certified by the Committee in writing within sixty (60) days following the last day of the Performance Period, or if earlier, the date of the occurrence of a Change in Control) (the date of each such certification, a “Certification Date”).

(b) Impact of Adjustment. On and after each Certification Date, “Award” for all purposes of this Award Agreement shall mean the Award as adjusted pursuant to this Section 3. To the extent shares of Common Stock subject to the Award are reduced pursuant to this Section 3, then the Award shall be forfeited as it relates to those reduced shares (except as provided in Section 7 in connection with a Change in Control), and the Employee shall have no rights with respect thereto (including, without limitation, any rights relating to unvested accumulated dividend equivalents under Section 2).

(c) Fractional Shares. Only a whole number of shares of Common Stock may be issued in respect of this Award. If a fractional number of shares of Common Stock is scheduled to vest and become nonforfeitable pursuant to Section 4, such number of shares shall be rounded down to the nearest whole number, with the fractional portion thereof forfeited.

4.    Restriction Period and Termination of Employment.

(a) In General. Except as otherwise provided in this Award Agreement, the Award shall become vested and nonforfeitable and the Restriction Period with respect to the Award shall terminate on December 31, 2027 (the “Vesting Date”), provided that the Employee remains continuously employed by the Employers and Affiliates until the Vesting Date. Subject to Section 7 in connection with a Change in Control, the shares payable to the Employee pursuant to this Section 4(a) shall be delivered following the Vesting Date at the time set forth in Section 6 hereof.

(b) Death, Disability or Retirement. Except as otherwise provided in Section 7 in connection with a Change in Control, if the Employee’s employment with the Employers and Affiliates terminates prior to the Vesting Date due to death, Disability or Retirement, then a pro-rata portion of the Award (based on actual achievement of the Performance Measures through the end of the applicable Performance Period(s)) shall become vested and nonforfeitable, and the remaining portion of the Award shall be forfeited and the Employee (or his or her beneficiary, as applicable) shall have no rights with respect thereto (including, without limitation, any rights relating to unvested accumulated dividend equivalents under Section 2). Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of whole months commencing on January 1, 2025 and ending on the Vesting Date during which the Employee remained in continuous employment with the Employers and Affiliates, and the denominator is 36. Subject to Section 7 in connection with a Change in Control, the shares payable to the Employee (or his or her beneficiary, as applicable) pursuant to this Section 4(b) shall be delivered following the Vesting Date at the time set forth in Section 6 hereof.

For purposes of this Award Agreement, “Disability” shall mean a disability within the meaning of the long-term disability plan of the Employee’s Employer, as determined by the disability insurer of such plan, and “Retirement” shall mean the Employee’s termination of employment on or after January 1, 2026 and at or after attainment of age 66. For the avoidance of doubt, if the Employee’s employment is terminated by reason of negligence or willful misconduct, as determined by the Company in its sole discretion, such termination shall not qualify as a termination due to Retirement (despite the attainment of age 66 by the Employee).

(c) Other Termination of Employment. Except as otherwise provided in Section 7 in connection with a Change in Control, if the Employee’s employment with the Employers and Affiliates terminates prior to the Vesting Date for a reason other than death, Disability or Retirement, then the Award immediately shall be forfeited in its entirety on the date of such termination, and the Employee shall have no rights with respect thereto (including, without limitation, any rights relating to accumulated dividend equivalents under Section 2).

5.    Forfeiture of Award and Award Gain upon Competition, Misappropriation, Solicitation or Disparagement.

Notwithstanding any other provision herein, if the Employee engages in (i) Competition (as defined in this Section 5 below), (ii) Misappropriation (as defined in this Section 5 below), (iii) Solicitation (as defined in this Section 5 below), or (iv) Disparagement (as defined in this Section 5 below), then (i) on the date of such Competition, Misappropriation, Solicitation or Disparagement, the Award immediately shall be forfeited in its entirety and the Employee shall have no rights with respect thereto (including, without limitation, any rights relating to accumulated dividend equivalents under Section 2) and (ii) the Employee shall pay the Company, within five business days of receipt by the Employee of a written demand therefore, an amount in cash determined by multiplying the number of shares of Common Stock delivered to the Employee pursuant to the Award within the twelve-month period immediately preceding such Competition, Misappropriation, Solicitation or Disparagement, if any (without reduction for any shares of Common Stock withheld by the Company pursuant to Section 8.3) by the Fair Market Value of a share of Common Stock on the date that the Award was settled. The Employee acknowledges and agrees that the Award, by encouraging stock ownership and thereby increasing an employee’s proprietary interest in the Company’s success, is intended as an incentive to participating employees to remain in the employ of the Employers or an Affiliate. The Employee acknowledges and agrees that this Section 5 is therefore fair and reasonable, and not a penalty.

The Employee may be released from the Employee’s obligations under this Section 5 only if and to the extent the Committee determines in its sole discretion that such release is in the best interests of the Company. Moreover, the provisions of the first sentence of this Section 5 are inapplicable and will not be enforced against the Employee as related to clause (i) (with respect to the Employee’s engagement in Competition) and clause (iii) (with respect to the Employee’s engagement in Solicitation) if the Employee regularly performed services for the Employers in California or, regardless of where this Award Agreement was signed or where the Employee regularly performed services for the Employers, if these provisions would have the effect of prohibiting the Employee from seeking or obtaining work in California.

The Employee agrees that by accepting this Award Agreement the Employee authorizes the Employers and any Affiliate to deduct any amount owed by the Employee pursuant to this Section 5 from any amount payable by the Employers or any Affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay or bonus as allowed under state law. The Employee further agrees to execute any documents at the time of setoff required by the Employers and any Affiliate in order to effectuate the setoff. This right of setoff shall not be an exclusive remedy (the Company shall be entitled to any other remedy permitted under applicable law) and an Employer’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Employee or any other remedy. Should the Company institute a legal action against the Employee to recover the amounts due, the Employee agrees to reimburse the Company for its reasonable attorneys’ fees and litigation costs incurred in recovering such amounts from the Employee.

For purposes of this Award Agreement, “Competition” shall mean that the Employee, directly or indirectly, individually or in conjunction with any Person, during the Employee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf (i) has contact with, or provides any information to a third party in connection with its or their direct or indirect solicitation of, any customer or prospective customer of an Employer or Affiliate with whom the Employee had contact during the one year period immediately prior to termination of the Employee’s employment which has been contacted or solicited by or on behalf of an Employer or Affiliate, for the purpose of soliciting or selling to such customer or prospective customer the same or a similar (such that it could substitute for) product or service provided by an Employer or Affiliate during the Employee’s employment with the Employers and Affiliates; or (ii) works for any provider of wireless (including any wireless carrier holding a license granted by the Federal Communications Commission, as well as any reseller or mobile virtual network operator), telephone, wireline, towers, broadband or information technology products or services in the same or similar role for which the Employee worked for any Employer or Affiliate or which is likely to require utilizing any Confidential Information (as defined below) acquired while employed by any Employer or Affiliate in any market within the continental United States in which an Employer or Affiliate provided such products or services during the Employee’s employment with an Employer or Affiliate or had plans to do so within the twelve month period immediately following the Employee’s termination of employment. “Work for” includes the provision of services, whether paid or unpaid, as an employee, officer, director, consultant or advisor.

For purposes of this Award Agreement, “Misappropriation” shall mean that the Employee (i) uses Confidential Information (as defined below) for the benefit of anyone other than the Employers or an Affiliate, as the case may be, or discloses the Confidential Information to anyone not authorized by the Employers or an Affiliate, as the case may be, to receive such information; (ii) upon termination of employment, makes any summaries of, takes any notes with respect to or memorizes any Confidential Information or takes any Confidential Information or reproductions thereof from the facilities of the Employers or an Affiliate or (iii) upon termination of employment or upon the request of the Employers or an Affiliate, fails to return all Confidential Information then in the Employee’s possession. For the avoidance of doubt, “Misappropriation” does not include disclosure of Confidential Information in the reporting of any allegations of unlawful conduct to any governmental official for investigation, including by filing a charge or complaint with any federal, state or local governmental agency or commission, such as the U.S. Securities and Exchange Commission, or by participating in any such agency or commission’s investigation without notice to the Employer, or to an attorney, provided that the Employee informs the official, agency, commission or attorney that the Employers and/or Affiliates deem the information to be confidential. The Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event the Employee files a lawsuit against the Employer for retaliation by the Employer against the Employee for reporting a suspected violation of law, the Employee has the right to provide trade secret information to their attorney and use the trade secret information in the court proceeding, although the Employee must file any document containing the trade secret under seal and may not disclose the trade secret, except pursuant to court order.

“Confidential Information” shall mean any information that the Employee learns or develops during the course of employment with an Employer or Affiliate that gives the Employer or any Affiliate a commercial advantage over a competitor that does not have such information and/or information that is not generally known to Persons outside the Employer or Affiliate, regardless of whether it is labeled confidential. Such information includes, but is not limited to, any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business, or financial information of any Employer or an Affiliate. Confidential Information also includes information of third parties for which an Employer or Affiliate has accepted obligations of confidentiality. Nothing in this Award Agreement shall be interpreted or applied in a way that interferes with the Employee’s legal right to engage in Section 7 activities under the National Labor Relations Act as well as any right to make truthful statements or disclosures regarding wages, hours and/or other terms and conditions of employment, which may be subject to an enforceable non-disclosure or confidentiality obligation pursuant to some other contract, policy, or arrangement or applicable law.

For purposes of this Award Agreement, “Solicitation” shall mean that the Employee, directly or indirectly, individually or in conjunction with any Person, during the Employee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf, solicits, induces or encourages (or attempts to solicit, induce or encourage) any individual away from any Employer’s or Affiliate’s employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Employers’ and Affiliates’ interests with undivided loyalty.

For purposes of this Award Agreement, “Disparagement” shall mean that the Employee has made a material statement (whether oral, written or electronic), or released any material information or encouraged others to make such a statement or release such information to any Person other than to an officer of an Employer or an Affiliate that, if the Employee is considered a supervisor under the National Labor Relations Act, is designed to embarrass, disparage or demean an Employer, an Affiliate, or any of their respective owners, directors, officers, employees, products or services, or if the Employee is not considered a supervisor under the National Labor Relations Act, is so disloyal, reckless or maliciously untrue as to lose its status as protected activity, including under the National Labor Relations Act, about an Employer, an Affiliate, or any of their respective owners, directors, officers, employees, products or services. For the avoidance of doubt, “Disparagement” does not include making truthful statements (i) when required by legal process to do so by a court of law, (ii) to any governmental agency having supervisory authority over the business of an Employer or Affiliate, or (iii) when required by any administrative or legislative body (including a committee thereof) with the jurisdiction to order the Employee to divulge, disclose or make accessible such information.

6.    Delivery of Shares.

Subject to Sections 7 and 8.3, no later than the 15th day of the third calendar month following the Vesting Date, the Company shall deliver or cause to be delivered to the Employee (or the Employee’s beneficiary, as applicable) one or more certificates issued in the Employee’s (or beneficiary’s) name (or such name as is acceptable to the Company and designated in writing by the Employee (or beneficiary)) representing the shares of Common Stock that have become vested pursuant to this Award (or such delivery shall be evidenced by appropriate entry in the books of the Company or a duly authorized transfer agent of the Company). The holder of the Award shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, unless the Company in its discretion elects to make such payment. Prior to the issuance to the Employee of shares of Common Stock with respect to the vested Award, the Employee shall have no direct or secured claim in any specific assets of the Company or in such shares, and will have the status of a general unsecured creditor of the Company.

Notwithstanding the foregoing or any other provision of this Award Agreement, the Committee in its sole discretion may elect to settle the Award in cash rather than by delivery of shares of Common Stock, which cash shall be equal to the Fair Market Value of the shares of Common Stock that have become nonforfeitable and for which the Restriction Period has terminated (subject to the Employee’s obligations under Section 8.3). For this purpose Fair Market Value shall be determined as of the final Certification Date with respect to the Award; provided, however, that if this Award Agreement requires payment during the seventh calendar month following the calendar month during which the Employee’s termination of employment occurs, then in that event and for this purpose, Fair Market Value shall be determined as of the first business day of such seventh calendar month.

7.    Change in Control.

(a) In General. In the event of a Change in Control, the Performance Measures applicable to any portion of the Award that remains subject to a Performance Period shall be deemed to have been achieved based on the greater of (i) actual achievement (as determined in accordance with Exhibit A hereto) through the date of the occurrence of the Change in Control and (ii) an achievement level resulting in a payout equal to the Target Opportunity (the portion of the Award eligible for vesting upon a Change in Control applying such achievement, when aggregated with any portion of the Award that was not subject to a Performance Period at the time of the Change in Control, and as adjusted by Section 2 and Section 8.4, to the extent applicable, the “Change in Control Shares”), and the Change in Control Shares shall vest and become nonforfeitable if the Employee remains continuously employed with the Employers and Affiliates until the Vesting Date. In such case, the Change in Control Shares shall be delivered to the Employee following the Vesting Date at the time set forth in Section 6 hereof.

(b) Award Not Assumed. Notwithstanding Section 7(a), if the Award is not effectively assumed or continued by a surviving or acquiring company in the Change in Control (including by reason of the surviving or acquiring company not being publicly traded in the United States), as determined by the Committee as constituted immediately prior to the Change in Control, then the Change in Control Shares shall vest and become nonforfeitable and be delivered to the Employee within sixty (60) days following the occurrence of the Change in Control; provided however that if the Award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code, and such accelerated payment is not permitted by section 409A of the Code, then payment with respect to the vested Change in Control Shares shall be made following the Vesting Date at the time set forth in Section 6 hereof (or if earlier, the time set forth in Section 7(c)).

(c) Termination of Employment Prior to Vesting Date. Notwithstanding Section 7(a), and subject to Section 7(b), if the Employee’s employment by the Employers and Affiliates is terminated following a Change in Control but prior to the Vesting Date (i) due to death, Disability or Retirement, (ii) by the Company without Cause or (iii) by the Employee for Good Reason, then the Change in Control Shares shall vest and become nonforfeitable and be delivered to the Employee (or his or her beneficiary, as applicable) within sixty (60) days following the date of such termination of employment, subject to Section 9.6; provided, however, that if the Award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code and (X) the Change in Control is not a “change in control event” within the meaning of section 409A of the Code, (Y) the termination of employment occurred more than two years following the Change in Control, or (Z) the accelerated payment otherwise is not permitted by section 409A of the Code, then the Change in Control Shares shall vest and become nonforfeitable and be delivered to the Employee (or his or her beneficiary, as applicable) following the Vesting Date at the time set forth in Section 6 hereof.

(d) Definition of Cause. For purposes of this Award Agreement, “Cause” shall have the meaning set forth in the employment agreement between the Employee and an Employer as in effect on the Grant Date, if any. If the Employee is not a party to such an employment agreement that contains such definition, “Cause” shall mean, with respect to the Employee (as reasonably determined in good faith by the Committee):

(1) any conviction of, or plea of nolo contendere to, a felony;

(2) the theft, conversion, embezzlement or misappropriation by the Employee of funds or other assets of the Employers and Affiliates or any other act of fraud or dishonesty with respect to the Employers and Affiliates;

(3) a material breach by the Employee of his or her employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the Employee’s gross negligence or (B) which is demonstrably willful and deliberate on the Employee’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employers and Affiliates; or

(4) the Employee’s Competition, Misappropriation, Solicitation or Disparagement (in each case, as defined in Section 5), or other material violation of a restrictive covenant made by the Employee for the benefit of the Employers and Affiliates.

(e) Definition of Good Reason. For purposes of this Award Agreement, “Good Reason” shall have the meaning set forth in the employment agreement between the Employee and an Employer as in effect on the Grant Date, if any. If the Employee is not a party to such an employment agreement that contains such definition, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s written consent and which is not remedied by the Employers and Affiliates within thirty (30) days after receipt of written notice from the Employee specifying such event:

(1) a material diminution in the Employee’s authority, duties or responsibilities with the Employers and Affiliates as in effect immediately prior to the Change in Control;

(2) a material diminution in the authority, duties or responsibilities of the person at the Employers and Affiliates to whom the Employee is required to report as in effect immediately prior to the Change in Control;

(3) a reduction in the Employee’s rate of base salary, target annual bonus, target long-term incentive opportunity or retirement, welfare or other benefits as in effect immediately prior to the Change in Control (other than a reduction in retirement, welfare or other benefits similarly affecting all or substantially all similarly situated employees); or

(4) the relocation of the office at which the Employee was principally employed immediately prior to the Change in Control to a location more than fifty (50) miles from the location of such office (except for required travel on business substantially consistent with the Employee’s business travel obligations immediately prior to the Change in Control).

“Good Reason” shall exist only if (i) the Employee provides to the applicable Employer or Affiliate written notice specifying such event, as referenced above, within sixty (60) days following the initial existence of the event and (ii) the Employee terminates employment due to Good Reason within one hundred twenty (120) days following the initial existence of the event.

8.    Additional Terms and Conditions of Award.

8.1.    Transferability of Award. Except (i) to a beneficiary upon the Employee’s death (as designated in such form prescribed by the Company or pursuant to the terms of the Plan, and which may be designated on both a primary and contingent basis) or (ii) pursuant to a court order entered in connection with a dissolution of marriage or child support, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

8.2.    Investment Representation. The Employee hereby represents and covenants that (a) any shares of Common Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation is true and correct as of the date of vesting of any shares hereunder or is true and correct as of the date of sale of any such shares, as applicable. As a condition precedent to the issuance or delivery to the Employee of any shares subject to the Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

8.3.    Tax Withholding. The Employee timely shall pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. The Required Tax Payments shall be satisfied by the Company withholding whole shares of Common Stock which would otherwise be delivered to the Employee pursuant to the Award, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award. Shares of Common Stock to be withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate; provided, however, that the number of shares to be withheld to satisfy the Required Tax Payments shall be rounded up to the nearest whole share, and the Company shall reimburse the Employee in cash for any such excess tax withholding as soon as practicable thereafter.

Notwithstanding the foregoing provisions of this Section 8.3, an Employee may satisfy his or her obligation to advance employment taxes owed prior to the date of settlement of the Award, if any, by a cash payment to the Company, and the Employee hereby authorizes the Company or any Affiliate to deduct such cash payment from any amount payable by the Company or such Affiliate to the Employee, including without limitation any amount payable to the Employee as salary or wages as allowed under state law. The Employee agrees that the authorization set forth in this Section 8.3 with respect to deductions from future amounts payable may be reauthorized via electronic means determined by the Company. The Employee may revoke this authorization by written notice to the Company prior to any such deduction.

8.4.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the terms of the Award, including the number and class of securities subject to the Award, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustment described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

8.5.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares will not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

8.6.    Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or the acceptance of this Award Agreement and the Award by the Employee give or be deemed to give the Employee any right to continued employment by or service with any Employer or any subsidiary or affiliate of an Employer.

8.7.    Decisions of Committee. The Committee or its delegate shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee or its delegate regarding the Award, the Plan, this Award Agreement or the Award Summary shall be final, binding and conclusive.

8.8.    Award Agreement and Award Summary Subject to the Plan. This Award Agreement and the Award Summary are subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Employee hereby acknowledges receipt of a copy of the Plan.

8.9.    Award Subject to Clawback. The Award and any shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to the Company’s Policy on Recoupment and Forfeiture of Incentive Compensation, and any other clawback or recoupment policy which the Company may adopt from time to time.

9.    Miscellaneous Provisions.

9.1.    Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any Person or Persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.

9.2.    Notices. All notices, requests or other communications provided for in this Award Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mail to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, (c) by telecopy with confirmation of receipt or (d) by electronic mail, utilizing notice of undelivered electronic mail features. The notice, request or other communication shall be deemed to be received (a) in case of delivery, on the date of its actual receipt by the party entitled thereto, (b) in case of mailing by certified or registered mail, five days following the date of such mailing, (c) in case of telecopy, on the date of confirmation of receipt and (d) in case of electronic mail, on the date of mailing, but only if a notice of undelivered electronic mail is not received.

9.3.    Governing Law. The Award, this Award Agreement, the Award Summary and the Plan, and all determinations made and actions taken pursuant thereto, to the extent otherwise not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without regard to principles of conflicts of laws.

9.4.    Modification and Severability. It is the intention of the parties that if any term, restriction, covenant, or promise in this Award Agreement is found to be invalid, illegal or unenforceable in any respect, then such term, restriction, covenant, or promise shall be modified to the minimum extent necessary to make it valid, legal and enforceable. The parties agree that in the event that any part of this Award Agreement shall be declared invalid, it shall not affect the validity of any of the remaining terms or provisions of this Award Agreement. The restrictive covenants and agreements of the Employee related thereto shall survive the termination of this Award Agreement for any reason.

9.5.    Consideration of Award Agreement. The Employee hereby acknowledges that the Employee has been provided at least fourteen (14) days within which to consider this Award Agreement and has been advised in writing that the Employee should consult an attorney prior to accepting it. The Employee further acknowledges that the Employee has carefully read and fully understands this Award Agreement in its entirety, has reviewed this Award Agreement with individuals of the Employee’s own choosing, and that the Employee has entered into this Award Agreement knowingly and voluntarily, and intends to be bound thereby.

9.6.    Compliance with Section 409A of the Code. It is intended that the Award, this Award Agreement, and the Plan be exempt from the requirements of section 409A of the Code to the maximum extent permissible under law. To the extent section 409A of the Code applies to the Award, this Award Agreement, and/or the Plan, it is intended that the Award, this Award Agreement, and the Plan comply with the requirements of section 409A of the Code to the maximum extent permissible under law. The Award, this Award Agreement, and the Plan shall be administered and interpreted in a manner consistent with this intent. To the extent that the Award constitutes “nonqualified deferred compensation” within the meaning of section 409A of the Code, (i) for any purpose required under section 409A of the Code (and solely for such purpose), all references herein to the Employee’s “termination of employment” or similar references shall mean Separation from Service, and (ii) if shares of Common Stock are to be delivered to the Employee under this Award Agreement due to the Employee’s Separation from Service, and if the Employee is a Specified Employee at the time of such separation, such shares shall be delivered to the Employee during the seventh calendar month following the calendar month during which the Employee separated from service (or if earlier, during the calendar month following the calendar month of the Employee’s death), notwithstanding any other provision in this Award Agreement or the Award Summary. No particular tax result for the Employee with respect to any income recognized by the Employee in connection with this Award Agreement is guaranteed, and the Employee solely shall be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee in connection with this Award Agreement.

9.7.     Amendment and Waiver. The Company may amend or waive the provisions of this Award Agreement at any time; provided, however, that in the event of any such amendment or waiver that would materially impair the rights of the Employee, such amendment or waiver shall be effective only with the written agreement of the Employee. No course of conduct or failure or delay in enforcing the provisions of this Award Agreement shall affect the validity, binding effect or enforceability of this Award Agreement.

TELEPHONE AND DATA SYSTEMS, INC.

By:
	Name:	Walter C. D. Carlson
	Title:	President and Chief Executive Officer

Accept grant electronically in SHAREWORKS account at www.shareworks.com/login (or via such other method as prescribed by the Company)

IMPORTANT NOTICE--PLEASE READ
You must have a beneficiary designation form on file submitted in scanned electronic copy form to:

• TDS Madison Compensation Department or TDS Telecom Compensation Department

The form may be printed from your Shareworks account at www.shareworks.com/login under the “Documents” tab (or accessed via such other method as prescribed by the Company). A single beneficiary designation form is maintained for all of your stock options, restricted stock units and performance share awards granted under the Plan. You also may elect at any time to change a previously-designated beneficiary for your stock options, restricted stock units and performance share awards by completing and submitting a new beneficiary designation form in accordance with procedures prescribed by the Company.

EXHIBIT A
The following applies to Employees employed by TDS Corporate as of the Grant Date.

ELEMENT		PROVISION
Performance Period, Performance Measures, and Weightings
January 1, 2025 to December 31, 2025: UScellular’s 2025 Performance Award Payout Percentage (32%)

January 1, 2025 to December 31, 2025: TDS Telecom’s 2025 Performance Award Payout Percentage (48%)

January 1, 2025 to December 31, 2027: Relative Total Shareholder Return (“TSR”) (20%)

Performance Measure Definitions	UScellular 2025 Performance Award Payout Percentage	As certified by the United States Cellular Corporation Long-Term Incentive Compensation Committee following the Performance Period (March 3, 2025 annual grant)
	TDS Telecom 2025 Performance Award Payout Percentage	As certified by the Committee following the Performance Period (see below TDS Telecom-specific exhibit)
	Relative TSR	•Payout range: 0% to 200%
•Determined for the Company, as well as the Peer Group (as defined below), from the beginning to the end of the Performance Period.
•Calculations subject to the following rules:
•Beginning stock price is the thirty (30) trading-day average closing stock price preceding January 1 of the first year of the Performance Period.
•Ending stock price is the thirty (30) trading-day average closing stock price preceding January 1 of the year following the end of the Performance Period, or the thirty (30) trading-day average closing stock price preceding the date of a Change in Control, if applicable.

•Dividends, if any, are deemed to be reinvested in additional shares of the subject company, based on the then-current closing stock price.
•TSR is expressed as an annualized percentage.
•Members of the Peer Group acquired (i.e., a transaction where the member is not the surviving entity), taken private or no longer publicly traded in the U.S. during the Performance Period will be deleted from the Peer Group and not included in the TSR calculation at any time during the three-year Performance Period.

•Members of the Peer Group that go bankrupt, are liquidated or dissolved, or otherwise cease conducting operations during the Performance Period will be deemed to have a TSR equal to -100% for the entire three-year Performance Period.

•The Company is not included in the Peer Group for purposes of determining the Company’s percentile ranking versus the Peer Group.
•The Company’s percentile ranking will be rounded to the nearest one-tenth of a percentage point.

ELEMENT	PROVISION
Peer Group
The Peer Group consists of the following companies (or their publicly-traded successors by merger or other transaction in which the below company or one of its subsidiaries prior to the transaction is the surviving and continuing corporation):

Altice USA, Inc.
American Tower Corp.
ATN International, Inc.
AT&T, Inc.
Cable One, Inc.
Charter Communications, Inc.
Comcast Corp.
Crown Castle International Corp.
EchoStar Corp.
Frontier Communications Parent, Inc.
Harmonic, Inc.
IDT Corporation
Iridium Communications, Inc.
Lumen Technologies, Inc.
SBA Communications Corp.
Shenandoah Telecommunications Co.
T-Mobile U.S., Inc.
Uniti Group, Inc.
Verizon Communications, Inc.
ViaSat Inc.
WideOpenWest, Inc.

Adjustment recommendations related to changes in Generally Accepted Accounting Principles and/or other unusual or nonrecurring events affecting the Company or its financial statements and/or changes in applicable laws or regulations (including major business decisions such as acquisition and divestiture activity) that, without their adjustment, would cause the calculated result to differ from the unadjusted calculation and therefore not reflect the true performance delivered in the Performance Period will be evaluated by the Committee to determine if adjustment to actual or target results is warranted.

The following applies to Employees employed by TDS Telecom as of the Grant Date. Note that all performance measures are based on TDS Telecom performance results.

ELEMENT		PROVISION
Performance Period		January 1, 2025 to December 31, 2025
Performance Measures and Weightings		•Revenue (25%) •Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (“EBITDA”) (50%) •Broadband Net Additions (25%)
Payout Range (Percentage of Target Opportunity)		0% to 150%
Performance Measure Definitions	Revenue	Operating Revenue is based on the externally reported metric.
Adjusted EBITDA
Based on “Adjusted EBITDA,” as currently defined by the Company
•Adjusted EBITDA is operating cash flow (OCF) adjusted to include the following additional elements: equity in earnings of unconsolidated entities, interest and dividend income, and net other income/loss. Results associated with TDS Corporate assessments, and expenses associated with annual bonus and performance share unit plans, will be excluded from the calculations of all measures (actuals and targets).

	Broadband Net Additions	Broadband consumer and commercial subscribers added in the year in Expansion, ILEC, and Cable markets (excludes CLEC)

Adjustment recommendations related to changes in Generally Accepted Accounting Principles and/or other unusual or nonrecurring events affecting the Company or its financial statements and/or changes in applicable laws or regulations (including major business decisions such as acquisition and divestiture activity) that, without their adjustment, would cause the calculated result to differ from the unadjusted calculation and therefore not reflect the true performance delivered in the Performance Period will be evaluated by the Committee to determine if adjustment to actual or target results is warranted.